BBVA Banco Francés S.A.
Reconquista 199
(C1003ABB) Buenos Aires
Republic of Argentina

April 21, 2014

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Re:	Notice of disclosure filed in Annual Report on Form 20-F under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Ladies and Gentlemen:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities and Exchange Act of 1934, as amended, notice is hereby provided that BBVA Banco Francés S.A. has made disclosure pursuant to such provisions in its Annual Report on Form 20-F for the fiscal year ended December 31, 2013, which was filed with the U.S. Securities and Exchange Commission on April 21, 2014. This disclosure can be found on pages 104 and 105 of the Annual Report on Form 20-F and is incorporated by reference herein.

Respectfully submitted,

BBVA BANCO FRANCÉS, S.A.

By:	/s/ Ignacio Sanz y Arcelus
	Name:	Ignacio Sanz y Arcelus
	Title:	Chief Financial Officer